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I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “COMMUNITY FINANCIAL SHARES, INC.”, FILED IN THIS OFFICE ON THE TWENTY-NINTH DAY OF NOVEMBER, A.D. 2006, AT 5:11 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor, Secretary of State
3252741 8100 61090462	AUTHENTICATION: 5240625 DATE: 12-01-06

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

COMMUNITY FINANCIAL SHARES, INC.

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is Community Financial Shares, Inc.

2. The Certificate of Incorporation of the Corporation is hereby amended by striking Article FOURTH in its entirety and replacing it with the following:

The total number of shares of stock which the corporation shall have authority to issue is five million (5,000,000); all of such shares shall be shares of Common Stock, without par value.

Upon the filing of this Certificate of Amendment with the Secretary of State (the “Effective Time”), each share of Common Stock outstanding as of the Effective Time shall automatically be deemed split and converted into two (2) shares of Common Stock, without par value.

3. The Certificate of Amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Community Financial Shares, Inc. has caused this Certificate of Amendment to be executed by its officer hereto duly authorized this 29th day of November, 2006

COMMUNITY FINANCIAL SHARES, INC.

By:	/s/ Scott W. Hamer
Name:	Scott W. Hamer
Title:	Vice President

State of Delaware Secretary of State Division of Corporations Delivered 05:24 PM 11/29/2006 FILED 05:11 PM 11/29/2006 SRV 061090462 – 3252741 FILE